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                                                                     EXHIBIT 23B


Anchor National Life
Insurance Company
1 SunAmerica Center
Los Angeles, CA 90067-6022
310.772.6000
                                            ANCHOR NATIONAL LOGO
Mailing Address                             A SunAmerica Company
P.O. Box 54197
Los Angeles, CA 90054-0197




VIA EDGAR
---------


December 18, 1997


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Madam/Sir:

        Referring to this Registration Statement on Form S-1 (the "Registration Statement") filed by Anchor National Life Insurance Company ("Anchor National") with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, and having examined and being familiar with the articles of incorporation, by-laws and other pertinent records and documents of Anchor National, I am of the opinion that:

        1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of Arizona; and

        2) the annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

        I am licensed to practice law only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.



Very truly yours,

/s/ SUSAN L. HARRIS

Susan L. Harris
Senior Vice President and Secretary